Exhibit 5.1

Cassidy & Associates

Attorneys at Law

9454 Wilshire Boulevard

Beverly Hills, California 90212

Email: CassidyLaw@aol.com

Telephone: 949/673-4510	Fax: 949/673-4525

February 11, 2019

Board of Directors

United Capital Consultants, Inc.

3210 E. Coralbell Ave.

Mesa, AZ 85204

RE:	United Capital Consultants, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to United Capital Consultants, Inc., a Delaware corporation (the “Company”) with respect to the preparation and filing of a registration statement on Form S-1 (“Registration Statement”). The Registration Statement covers the contemplated sale of up to 2,720,417 shares of the Company’s common stock (“Shares”) to be sold at an offering price of $5.00 per Share, comprised of: (1) a direct public offering by the Company of up to 2,000,000 shares of the common stock of the Company; and (2) the resale by certain selling shareholders of the Company (the “Selling Shareholders”) of up to 720,417 shares of the common stock of the Company held by such Selling Shareholders.

In connection with the opinion contained herein, we have examined the Registration Statement, the Certificate of Incorporation, as amended, and Bylaws as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all-natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Shares being to be sold pursuant to a direct public offering by the Company of up to 2,000,000 shares of the common stock of the Company, as described in the Registration Statement, are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

Further, based upon the foregoing, we are of the opinion that the Shares being to be sold pursuant to a resale offering by the Selling Shareholders of up to 720,417 shares of the common stock of the Company held by such Selling Shareholders, as described in the Registration Statement, have been duly authorized and are validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Registration Statement or any portion thereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the legal reference to this firm under the caption “Legal Matters.”

Sincerely,

/s/ Cassidy & Associates

Cassidy & Associates